EXHIBIT 99.1

Contacts:	Dolph Baker, President and CEO Timothy A. Dawson, Vice President and CFO (601) 948-6813

CAL-MAINE FOODS REPORTS FIRST QUARTER FISCAL 2012 RESULTS

JACKSON, Miss. (September 26, 2011) — Cal-Maine Foods, Inc. (NASDAQ: CALM) today announced results for the first quarter of fiscal 2012 ended August 27, 2011.

For the first quarter of fiscal 2012, net sales were $243.8 million, compared with net sales of $190.4 million for the first quarter of fiscal 2011.  The Company reported net income of $3.1 million, or $0.13 per basic and diluted share, for the first quarter of fiscal 2012 compared with net income of $4.8 million, or $0.20 per basic and diluted share, for the year-earlier period.

Dolph Baker, president and chief executive officer of Cal-Maine Foods, Inc., stated, “We are pleased with our overall performance for the first quarter of fiscal 2012.  On a seasonal basis, the first quarter period is historically the slowest period in our fiscal year.  Total revenues for the first quarter were up 28 percent over the prior year period, reflecting higher average selling prices for shell eggs and favorable retail demand.  Volumes also improved over the same period last year as indicated by a three percent increase in total dozen eggs produced and a seven percent increase in total dozen eggs sold.  Sales of specialty eggs, which have a higher selling price, have continued to trend higher and were up 13 percent over the first quarter last year, representing approximately 16 percent of total dozen eggs sold for the first quarter of fiscal 2012.

“In spite of significantly higher feed costs, we were profitable for the quarter,” added Baker.  “Feed costs were up 15 cents per dozen compared with the first quarter of fiscal 2011 and we expect feed costs will remain very high and volatile for the year ahead.  However, in spite of challenging market conditions, we look forward to the opportunities for growth in fiscal 2012.  All of Cal-Maine’s operations have continued to run well and we believe we are well positioned for the strong holiday demand period ahead.”

For the first quarter of fiscal 2012, Cal-Maine will pay a cash dividend of approximately $0.044 per share to holders of its common and Class A common stock.  The amount paid could vary slightly based on the amount of outstanding shares on the record date.  The dividend is payable November 10, 2011, to shareholders of record on October 26, 2011.

Selected operating statistics for the first quarter of fiscal 2012 compared with the prior year period are shown below:

	13 Weeks Ended
	August 27, 2011	August 28, 2010
Dozen Eggs Sold (000)	208,096	193,987
Dozen Eggs Produced (000)	159,443	155,344
Dozens Eggs Purchased (000)*	48,653	38,643

% Specialty Sales (dozen)	15.7%	14.9%

Net Average Selling Price (dozen)	$1.117	$0.930
Feed Cost (dozen)	$0.484	$0.334

% Specialty Sales (dollars)	23.6%	25.5%
            ____________
* Net of processing loss and inventory adjustments

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs.  The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry.  These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control.  The factors that could cause actual results to differ materially from those projected in the forward-looking statements include, among others, (i) the risk factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the market prices of shell eggs and feed costs, (iv) changes or obligations that could result from our future acquisition of new flocks or businesses, and (v) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com.  Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate.  Further, the forward-looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof.  Except as otherwise required by law, we disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS

SUMMARY STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	13 Weeks Ended
	August 27, 2011	August 28, 2010
Net sales	$243,842	$190,403
Gross profit	33,786	32,736
Operating income	5,957	8,041
Income before income taxes	4,733	7,085

Net income	$3,117	$4,763

Net income per share:
Basic	$0.13	$0.20
Diluted	$0.13	$0.20
Weighted average shares outstanding
Basic	23,867	23,842
Diluted	23,945	23,935

SUMMARY BALANCE SHEETS

	August 27, 2011	May 28, 2011
ASSETS
Cash and short-term investments	$177,230	$176,429
Receivables	66,959	62,790
Inventories	115,758	110,021
Prepaid expenses and other current assets	8,151	5,801
Current assets	368,098	355,041

Property, plant and equipment (net)	222,131	224,887
Other noncurrent assets	56,894	60,915
Total assets	$647,123	$640,843

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$75,010	$71,969
Current maturities of long-term debt	11,708	11,743
Deferred income taxes	25,663	23,770
Current liabilities	112,381	107,482

Long-term debt, less current maturities	73,691	76,418
Deferred income taxes and other liabilities	39,479	38,066
Stockholders' equity	421,572	418,877
Total liabilities and stockholders' equity	$647,123	$640,843

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